EXHIBIT 10.1

                                Letter of Intent

It is the intent of the parties to this letter to outline a proposed agreement for Time Lending, California, Inc. (TLC) to acquire a majority (5l%) control of the outstanding share of Nationwide Security Mortgage Corporation (NSM).

Time Lending, California, Inc. is a fully reporting Nevada Corporation with its stock traded on the NASD-OTC Bulletin Board under the symbol TIML.

Controlling shareholders have the necessary majority shares of outstanding stock of Time Lending, California, Inc. to complete the actions proposed herein.

Controlling shareholders agree to approve or arrange for the approval of the following conditions to complete the acquisition.

1. A Primary condition for the acquisition is the completion of a private placement stock offering to raise sufficient capital to insure the growth of the TLC's marketing division and NSM's Mortgage operation. Initial goal is to raise 1 million dollars, but principals of both companies may elect to complete the acquisition on some lesser amount of capital raised. Distribution of Proceeds from stock sale to be split 50/50 minus costs to TLC and NSM upon completion of acquisition. 50% of the proceeds from the stock offering will be retained by TLC for working capital and 50% of the proceeds will be distributed to NSM also for working capital. As funds are raised they will be held in an escrow account and if acquisition is not completed will be returned to investors at their request. Time for completion of capital raising to be six months from the date of the Private Placement Document. Time may be extended at the agreement of TLC and NSM.

2. TLC will purchase 51% of the outstanding shares of NSM for two million shares of TLC common stock. The shares issued will be restricted and it is understood that they cannot be sold for one year under the 144 regulation. It is further understood that if TLC's asking share price is not at $0.50 cents or above 90 days after completion of the acquisition that TLC will issue an additional 500,000 shares to the principle owner or owners of NSM.

3. NSM will continue to operate as a majority owned subsidiary responsible for its own expenses and obligations at its current location and its current name.

4. NSM agrees to distribute 10% of its operating profit to TLC, its parent company on a quarterly basis.

5. All accounting, legal, printing, marketing, advertising costs etc. associated with the stock offering and completion of the acquisition will be split 50/50 and subtracted from the proceeds of the stock offering.

Seller represents and warrants to Buyer:

1. The shares to be transferred to buyer are free and clear of all liens, claims, options or any encumbrance whatsoever.

2. NSM has no debt or obligation not listed on its most recent balance sheet dated March 31, 2005 and NSM is not a party to any legal action pending.

Buyer represents and warrants:

1. That the assets to be acquired by NSM are free and clear of all liens, claims and any encumbrance.

         It is intended by the Parties that this Letter of Intent be superceded by a stock purchase agreement that will set forth the agreements in this letter in greater detail.

         Time Lending, California, Inc.


         -----------------------------------------------------------------------
         Michael F. Pope                                      Date


         -----------------------------------------------------------------------
         Philip C. La Puma                                    Date



         Nationwide Security Mortgage Corporation


         -----------------------------------------------------------------------
         Tri Lam                                              Date